UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2013

SANBORN RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Delaware	333-177209	45-2400399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive Suite 800 - West Tower West Palm Beach, FL 33401
(Address of principal executive offices, including zip code)

(561) 515-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02              Departure of Directors or Certain Officers; Appointment of Certain Officers

Effective October 10, 2013, Sanborn Resources Ltd., a Delaware corporation (hereafter referred to herein as “we”, “our”, and “us”, and the “Corporation”), Chief Executive Officer and Director James Davidson and our Chief Financial Officer Adam Wasserman resigned from all positions from Corporation.  These resignations were not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Davidson and Mr. Wasserman resignations, effective November 3, 2013, we appointed Kristian Andresen to serve as the Chief Executive Officer, Chief Financial Officer and sole Director of the Corporation until his resignation or until his successor is elected and qualified.

We have appointed Kristian Andresen to serve as our Chief Executive Officer, Chief Financial Officer and sole Director of the Corporation due to his education, background and management experience. He brings several years of experience in organizing and managing corporations and corporate development transactions.

Prior to joining us, Mr. Andresen, 41, was an officer and director of Respect Your Universe, Inc. from 2008 to 2012. Additionally, Mr. Andresen currently serves as sole officer and director of Sara Creek Gold Corp., an SEC reporting company.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transaction, in which Mr. Andresen was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Andresen will have a direct or indirect material interest which would be required to be reported herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 11, 2013	By:	/s/ Kristian Andresen
Kristian Andersen Chief Executive Officer